Exhibit 99.1

Contacts:

Medivation, Inc.	WeissComm Partners

Patrick Machado, Chief Financial Officer	Daryl Messinger

(415) 829-4101	(415) 946-1062

MEDIVATION ANNOUNCES NEW POSITIVE EFFICACY DATA FROM PHASE 1-2 TRIAL OF

MDV3100 IN CASTRATION-RESISTANT PROSTATE CANCER PATIENTS

— MDV3100 Consistently Demonstrates Anti-Tumor Activity Across Doses and Endpoints

in both Chemotherapy Naïve and Post-Chemotherapy Patients —

— Data To Be Presented at ASCO’s 2009 Genitourinary Cancers Symposium —

— Medivation to Host Conference Call and Webcast Presentation with Dr. Howard Scher

Today at 4:30 p.m. Eastern Time —

San Francisco, Calif. (February 25, 2009) Medivation, Inc. (Nasdaq: MDVN) today announced the presentation of new efficacy and safety data from an ongoing Phase 1-2 clinical trial of the Company’s novel androgen receptor antagonist MDV3100 in castration-resistant prostate cancer (CRPC) patients. The new efficacy data cover all 114 patients who have been followed for 12 weeks or longer, and show that MDV3100 consistently demonstrated encouraging anti-tumor activity across dose levels and endpoints.

“The data thus far suggest a favorable benefit/risk ratio for MDV3100 in treating castration-resistant prostate cancer patients,” said Howard Scher, M.D., principal investigator of the trial and chief of the Genitourinary Oncology Service and the D. Wayne Calloway Chair in Urologic Oncology at Memorial Sloan-Kettering Cancer Center. “These men have a limited life expectancy, and currently their only approved treatment option is chemotherapy. Given these encouraging results and the large unmet medical need for men with castration-resistant prostate cancer, I am enthusiastic about working with Medivation to advance MDV3100 into Phase 3 clinical development this year.”

All patients had progressive disease upon enrollment and were heavily pretreated, with 77 percent having failed at least two lines of prior hormonal therapy and 43 percent having also failed one or more chemotherapy regimens. Efficacy endpoints in the study included circulating tumor cell (CTC) counts, serum prostate specific antigen (PSA) levels, soft tissue and bony metastases, and time on treatment.

Almost all patients with favorable CTC counts (four or less) at the start of treatment maintained favorable counts at week 12 (89 percent of chemotherapy naïve patients and 100 percent of post-chemotherapy patients). Importantly, a significant number of patients with unfavorable CTC counts of five or higher at baseline converted to favorable counts of less than five at week 12 (73 percent of chemotherapy naïve patients and 40 percent of post-chemotherapy patients). This CTC conversion rate is encouraging in light of a recently published study in the October 2008 issue of Clinical Cancer Research, in which post-treatment conversion to a CTC count below five was associated with a 15-month survival benefit in castration-resistant prostate cancer patients.

MDV3100 also produced significant PSA declines (50 percent or more from baseline) and radiographic control (partial response or stable disease) in both chemotherapy naïve and post-chemotherapy patients at week 12, as follows:

	PSA response > 50%	Radiographic control: soft tissue lesions	Radiographic control: bony lesions
Chemotherapy-naïve	57 percent	80 percent	61 percent
Post-chemotherapy	45 percent	70 percent	64 percent

Thus far, the median time on treatment for chemotherapy-naïve patients and post-chemotherapy patients is 276 and 145 days, respectively.

The new safety data include all 140 patients enrolled in the trial. MDV3100 has been generally well tolerated at doses of up to and including 240 mg/day. The most frequently reported adverse event was fatigue. Two witnessed seizures occurred in patients taking doses of 600 mg/day and 360 mg/day. Both patients were taking concomitant medications that can cause seizures. A possible but unwitnessed seizure was reported in a patient taking a dose of 480 mg/day.

“We are pleased to continue to see concordance of data across endpoints — CTC changes, PSA declines, radiographic findings and time on treatment,” said David Hung, M.D., president and chief executive officer of Medivation. “We continue to move forward with clinical development of MDV3100 and expect to seek U.S. Food and Drug Administration approval to advance to a pivotal Phase 3 registration study this year.”

The new MDV3100 efficacy and safety data will be presented in a poster session on Friday, February 27 at 11:45 a.m. Eastern Time at the American Society of Clinical Oncology’s (ASCO) 2009 Genitourinary Cancers Symposium in Orlando, Fla.

Teleconference/Webcast Details

Dr. Scher will participate in a teleconference and webcast of a slide presentation today at 4:30 p.m. Eastern Time. He will discuss the new MDV3100 data and the recent research regarding the association between changes in the number of CTCs and the prediction of survival and response to treatment in patients with advanced prostate cancer.

To participate in the live call by telephone, please dial 877-719-9810 from the U.S. or +1-719-325-4785 internationally. Individuals interested in listening to the live call via webcast may do so by visiting http://www.medivation.com. A slide presentation that will accompany today’s teleconference can be accessed via the Web by accessing the webcast and will also be posted as a PDF next to the event listing in the Investor section of the Medivation web site. A replay of the webcast will be available on the Company’s website for 30 days.

About Prostate Cancer and MDV3100

Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than 1 million men in the United States have prostate cancer. In 2008, an estimated 186,320 new cases were expected to be diagnosed and approximately 28,660 men were expected to die from the disease. Patients with castration-resistant (also known as hormone-refractory) prostate cancer have few treatment options and a poor prognosis.

Overexpression of the androgen receptor is believed to contribute to the progression of castration-resistant prostate cancer. MDV3100 is a novel small-molecule androgen receptor antagonist that inhibits androgen receptor function by blocking nuclear translocation of the androgen receptor and DNA binding.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer Inc to develop and commercialize Dimebon for the treatment of Alzheimer’s and Huntington’s diseases. With Pfizer, the Company is conducting a broad Dimebon clinical development program, including a pivotal and confirmatory Phase 3 trial, known as the CONNECTION study, in patients with mild-to-moderate Alzheimer’s disease. The program also includes additional trials planned to begin this year in Alzheimer’s disease, as well as further development of Dimebon in patients with mild-to-moderate Huntington’s disease. In addition, a Phase 1-2 clinical trial of MDV3100 in patients with castration-resistant (also known as hormone-refractory) prostate cancer is ongoing. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding the timing and results of discussions with the FDA regarding MDV3100 and the timing of Phase 3 trials of MDV3100, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q filed on November 10, 2008, with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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